Exhibit 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
among
JOSEPH J. MEYERS,
DOANE PET CARE COMPANY,
and
DOANE PET CARE ENTERPRISES, INC.
     A. This Amended And Restated Employment Agreement (this “Agreement”), dated as of October 24, 2005, is made among Doane Pet Care Company, a Delaware corporation (the “Company”), Doane Pet Care Enterprises, Inc., a Delaware corporation (“Parent”), and Joseph J. Meyers (the “Employee”). Upon the terms and subject to the conditions set forth herein, this Agreement is made with reference to the facts and objectives set forth in the following Recitals, which shall constitute a part of this Agreement. (Capitalized terms used herein and not otherwise defined in the text hereof are defined in Section 21 hereof.)
RECITALS
     A. The Employee is currently employed by the Company as Vice President, Supply Chain, Quality, and Chief Information Officer, pursuant to the terms of a certain Employment Agreement, dated as of August 17, 1998, as the same has been amended by a First Amendment to Employment Agreement, dated as of January 1, 2001 (collectively, the “Original Employment Agreement”), and is a party to a certain Change in Control Severance Agreement with the Company, dated as of May 7, 2004 (the “Change in Control Agreement”).
     B. The Company is a wholly owned subsidiary of Parent.
     C. Parent is contemplating a merger or other business combination (the “Merger”) with an Affiliate of Ontario Teachers Pension Plan Board (“OTPP”), in which it is expected that Parent will be the surviving or continuing corporation and OTTP will, directly or indirectly, control Parent.
     D. The parties desire to amend the Original Employment Agreement and the Change in Control Agreement to combine those agreements into one document, to clarify the operation of the provisions of the prior agreements in relation to the Merger, and to modify certain terms of those agreements to govern the ongoing employment relationship between the Employee and the Company.
     E. The Employee acknowledges that (i) the services to be performed by the Employee under this Agreement are of a special and unique character; (ii) the business of the DPC Entities is currently international in scope and the DPC Entities plan to continue to expand their business throughout the world; (iii) the DPC Entities compete with other Persons that are or could be located in any part of the world; and (iv) in order to maintain the value of the DPC Entities and the viability of their businesses it is necessary that the Employee undertake not to utilize the Employee’s special knowledge of the DPC Entities, their businesses, and their relationships with customers and suppliers to compete with the DPC Entities if the Employee were to leave the Company.
     F. The Employee further acknowledges that the Employee will occupy a position of trust and confidence with the Company and, during such employment, the Company will compensate the Employee, among other purposes, to develop and preserve customer relationships and other goodwill exclusively for the DPC Entities’ benefit and that, as a result, the Employee will develop customer relationships and goodwill that are valuable and important to the DPC Entities and will become familiar with the DPC Entities’ trade secrets, including, without limitation, its products, formulas, processes, profit margins, customer preferences and requirements, and with other proprietary and confidential information concerning the DPC Entities and their businesses.
     G. The Employee further acknowledges that the use by the Employee for the Employee’s own benefit or that of others of such goodwill, trade secrets, or proprietary and confidential information or the solicitation of and/or doing competitive business with any of the DPC Entities’ customers or potential customers would have a material adverse effect on the DPC Entities and their businesses and would place the DPC Entities at a substantial competitive disadvantage.
     H. The Employee further acknowledges that the agreements and covenants contained in this Agreement and, in particular, in Sections 6 and 7 hereof, are essential to protect the DPC Entities and the goodwill of the DPC Entities’ businesses, are a condition precedent to the Company’s willingness to enter this Agreement and to pay the consideration set forth in this Agreement, and are necessary and reasonable in light of the particular businesses of the DPC Entities, the Employee’s knowledge thereof, and the services the Employee will perform under this Agreement.
     Now, Therefore, in consideration of the premises, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that, effective as of the date hereof, the Original Employment Agreement and the Change in Control Agreement shall be superseded in their entirety by the following terms and conditions:
AGREEMENT
     1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment by the Company, on the terms and conditions contained in this Agreement.
     2. Employment Term.
          (a) Subject to Section 9 hereof, the term of the Employee’s employment under this Agreement begins on the date of this Agreement and ends on the first anniversary of that date; provided, however, that, commencing on the first anniversary of the date of this Agreement and each subsequent anniversary, the term shall be extended for an additional one-year period unless either the Employee or the Company gives the other party written notice at least thirty (30) days before such anniversary that this Agreement shall terminate on the then scheduled expiration date (the “Non-Extension Notice”). If such Non-Extension Notice is given, this Agreement shall automatically terminate on such expiration date.
          (b) The actual term of the Employee’s employment under this Agreement, including the original term and any extension, continuation, or renewal thereof, is referred to in this Agreement as the “Employment Term.”
     3. Responsibilities. During the Employment Term, the Employee shall serve as Vice President, Supply Chain, Quality, and Chief Information Officer of the Company, or in any other position or capacity of equal or greater position or rank to which the Employee may from time to time be elected or appointed, and shall perform such services for the Company as are reasonably required by the Company, and as may be required by virtue of the offices and positions held by the Employee. The Employee agrees that, as a part of the Employee’s duties under this Agreement, the Employee may be required from time to time to perform services for Affiliates of the Company. The Employee shall devote the Employee’s full time and best efforts to the performance of all responsibilities to the DPC Entities and to further their respective businesses and interests.
     4. Compensation and Bonus.
          (a) The Company agrees to pay the Employee throughout the Employment Term an initial base salary at the gross rate of $250,000 per annum (as adjusted in accordance with this Section 4(a), hereinafter the “Base Salary”), which shall be payable in equal installments in accordance with Company payroll practices from time to time in effect and subject to applicable withholdings and deductions. The Employee’s Base Salary will be reviewed in good faith annually by the CEO or the Board (or the compensation committee thereof) and will be increased (but not decreased) by the Board or the compensation committee, after taking into consideration the recommendation of the CEO, from time to time, based upon any increase in the scope of the Employee’s duties or responsibilities and any other relevant factors.
          (b) The Employee shall also be eligible for an annual bonus (the “Annual Bonus”) under the terms of the Bonus Program. The amount of the Employee’s Annual Bonus will be equal to 50% of the Employee’s Base Salary in effect at the end of the fiscal year for which the Annual Bonus is determined if actual performance for such fiscal year equals 100% of each corporate and individual goal established for such year under the Bonus Program. The Bonus Program may be modified or supplemented by the Company from time to time, but in no event shall any such modification or supplement be less beneficial financially to the Employee than the Program as described on Exhibit A attached hereto.
     5. Other Employee Benefits.
          (a) During the Employment Term, the Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in the course of performing the

Employee’s duties under this Agreement in a manner consistent with the Company’s policies and practices in effect from time to time with respect to travel, entertainment, and other business expenses, subject in all instances to the Company’s requirements with respect to reporting, documentation, and approval of such expenses.
          (b) The Employee shall, during the Employment Term, be eligible to participate in all Benefit Plans on terms no less favorable than those in effect on the date of this Agreement, to the extent that the Employee is eligible under and complies with the terms of those plans, but the allocation of benefits under any plan that provides that allocations thereunder shall be in the discretion of the CEO or the Board shall be as determined from time to time solely by the CEO or the Board in the CEO’s or the Board’s discretion. Additionally, the Employee shall be entitled to the specific benefits and perquisites described on Exhibit B attached hereto. (All benefits and perquisites provided to the Employee under the Benefit Plans and otherwise are hereinafter referred to as the “Employee Benefits.”)
          (c) The Employee shall also participate in the Company’s paid vacation plan but in no event shall the Employee’s annual entitlement be less than four weeks per year. The number of vacation days shall be determined and accounted for on an annual basis commencing on the date of hire of the Employee (a “Vacation Period”). Vacation not used by the end of one Vacation Period shall be forfeited and shall not be eligible to be carried over to the next Vacation Period or eligible for reimbursement except as otherwise provided herein or otherwise by Company policies.
     6. Non-Competition Covenants. Throughout the Employment Term and continuing thereafter until the second anniversary of the date on which the Employee ceases to be employed by the Company for any reason whatsoever (the “Non-Compete Period”), the Employee will not:
          (1) directly or indirectly assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, board member, or shareholder, any business that involves, in whole or in part, the design, manufacture, distribution, or sale of pet foods, including without limitation dry, wet, semi-moist, soft dry, treats, or biscuits, or any other business in which the DPC Entities may engage or begin preparations to engage during the Employment Term, or make preparations with any Person to do any of the foregoing; provided, however, that the Employee may own, solely as an investment, up to 1.0% of any class of securities of any Person that would otherwise violate the foregoing provisions of this clause (1) if such securities are listed on any national or regional securities exchange;
          (2) call upon or have any contact with any Person or any successor in interest to any Person who was at any time during the Employee’s last three (3) years of employment with the Company, a customer of any of the DPC Entities, or call upon or have any contact with any Person or any successor in interest to any Person who is a prospective customer of the DPC Entities, and with whom the Employee dealt, or on whose account the Employee worked, at any time during the Employee’s last three years of employment with the Company, for the purpose of (A) diverting any business of such

Person from the DPC Entities, or (B) selling or offering to sell to any such customer any product or service that is of the same general type or that performs similar functions as any product or service which has been sold, provided or offered for sale by the DPC Entities at any time during the Employee’s last three years of employment with the Company; or
          (3) without the prior written consent of the CEO or the Board, acquire or discuss the acquisition of any ownership interest in or warrant or right to acquire any such interest, or acquire any employment or other pecuniary benefit from any Person that, at the time, is a prospective candidate for or was a party to a Change in Control transaction.
The Employee acknowledges and agrees that the consideration and benefits to be provided to the Employee under this Agreement have been bargained and negotiated in exchange for, and in consideration of, the Employee’s agreement to abide by the terms and provisions of this Section 6 and of Section 7 hereof. The Employee acknowledges and agrees that all of the Employee’s duties and obligations under this Section 6 shall survive the expiration or termination of the Employee’s employment with the Company, regardless of the causes therefor.
     7. Confidentiality and Proprietary Information.
          (a) In addition to any common-law restrictions upon the Employee’s use, disclosure or exploitation of confidential, proprietary or secret information of the DPC Entities, the Employee covenants and agrees that, without prior written consent of the Company, the Employee will not at any time during or after the Employment Term use for the Employee’s benefit or disclose to or use for any other Person, directly or indirectly, any secret, confidential, or proprietary information of the DPC Entities, including, without limitation, the DPC Entities’ trade secrets, processes, formulas, techniques, customer identities, pricing, preferences, requirements, reports, and other sensitive customer information, servicing methods, profit margins, analyses, employee, vendor, and supplier information, business or marketing plans or strategies, financial data and presentation or sales materials, technologies, computer programs, software, designs and inventions (collectively, the “Confidential Information”); provided, however, that the term Confidential Information does not include or refer to any information that is in the public domain (other than by a breach of this Agreement). The Employee acknowledges that the Confidential Information is vital, sensitive, confidential, and proprietary to the DPC Entities. The Employee covenants and agrees that all files, reports, lists, materials, records, documents, notes, memoranda, specifications, product or other formulas, equipment, and other items, and any originals, copies, recordings, abstracts, or notes thereof, relating to the Confidential Information or the DPC Entities’ business that the Employee prepared, used, or acquired during the Employee’s employment with the Company (either before or during the Employment Term), are and shall remain the sole and exclusive property of the Company and shall be immediately returned to the Company at any time upon demand and, in all events, immediately at the end of the Employment Term.
          (b) All information, ideas, concepts, improvements, discoveries, and inventions (collectively “Inventions”), whether patentable or not, which are or have been conceived, made, or acquired by the Employee, individually or in conjunction with others, during the Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the DPC Entities’ businesses, products, or services (including, without limitation, all such information relating to production, product ideas, and development, research, testing, marketing and merchandising techniques) have been or shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company, and the Employee hereby agrees to assign, and by these presents does assign, to the Company, all of the Employee’s worldwide right, title, and interest in and to such Inventions. Moreover, all drawings, specifications, memoranda, notes, records, files, correspondence, drawings, manuals, models, computer programs, and all other writings and materials of any type embodying any of such Inventions (collectively “Writings”) are and shall be the sole and exclusive property of the Company, and the Employee hereby agrees to assign, and by these presents does assign, to the Company, all of the Employee’s worldwide right, title, and interest in and to such Writings.
          (c) If, during the Employment Term, the Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as written presentations, computer programs, operating manuals, drawings, or the like) relating to the DPC Entities’ businesses, products, or services, whether such work is created solely by the Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Employee shall disclose such work to the Company. The Company shall be deemed the author of such work if the work is prepared by the Employee in the scope of the Employee’s employment; or, if the work is not prepared by the Employee within the scope of the Employee’s employment but is specially ordered by the DPC Entities as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be considered the author of the work. If such work is neither prepared by the Employee within the scope of the Employee’s employment nor a work specially ordered and is deemed not to be a work made for hire, then the Employee hereby agrees to assign, and by these presents does assign, to the Company all of the Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
          (d) Both during the Employment Term and thereafter, the Employee shall assist the DPC Entities or their nominees, at any time, in the protection of the DPC Entities’ worldwide right, title, and interest in and to Inventions, Writings, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by the DPC Entities or their nominees and the execution of all lawful oaths and applications for applications for patents and registrations of copyright in the United States and foreign countries.
          (e) The Employee acknowledges and agrees that all of the Employee’s duties and obligations under this Section 7 shall survive the expiration or termination of the Employee’s employment with the Company, regardless of the cause therefor.
     8. Remedies for Breach. The Employee hereby expressly acknowledges that the harm that might result to the DPC Entities’ goodwill or its relationships with customers in the event of the Employee’s breach of the Employee’s covenant not to compete, or as a result of the disclosure or use of the confidential information, is largely irreparable. Accordingly, in the event of a breach or threatened breach of any of the Employee’s duties and obligations under Section 6 or 7 hereof, the DPC Entities, shall be entitled, individually or collectively, in addition to any other legal or equitable remedies the DPC Entities may have in that connection (including any right to damages that the DPC Entities may suffer), to bring an action for a temporary, preliminary, and/or permanent injunction restraining such breach or threatened breach. The Employee specifically agrees that, in the event there is a question as to the enforceability of Section 6 or 7 hereof, the Employee will not engage in any conduct inconsistent with or contrary to either of such sections until after the question has been resolved by a non-appealable final judgment.
     9. Termination of Employment.
          (a) The Employment Term and the Employee’s employment by the Company shall terminate: (i) upon the death of the Employee; (ii) upon the Disability of the Employee, upon thirty (30) days prior written notice given by the Company to the Employee; (iii) for Cause, immediately upon the giving of written notice thereof by the Company to the Employee or at such later time as the notice may specify; (iv) without Cause, upon not less than thirty (30) days prior written notice given by the Company to the Employee; (v) voluntarily by the Employee upon not less than thirty (30) days prior written notice given to the Company by the Employee; and/or (vi) upon the non-extension of the Employment Term pursuant to Section 2(a) hereof.
          (b) Upon the termination of the Employee’s employment under this Agreement, the Employment Term shall end and all rights of the Employee under this Agreement shall terminate, except as otherwise provided in Sections 9(c), (d), and (e) and Section 10 hereof.
          (c) If a termination of the Employee’s employment under this Agreement occurs by reason of the death or Disability of the Employee, the Employee (or his estate) shall be entitled to receive the sum of the Employee’s Base Salary accrued through the date of termination, plus reimbursement for vacation accrued but not taken during the Vacation Period in which the termination occurs, determined at the rate of the Employee’s Base Salary at the time of the termination, which amount shall be payable in a lump sum within five days after the date of the termination if such termination is on account of the Disability of the Employee and within five days after the Company has been notified of the appointment of the executor or other representative of the estate of the deceased Employee if such termination is on account of the death of the Employee. In addition, the Employee (or his estate) shall be entitled to receive the Prorated Bonus Amount, if any, for the year in which the termination occurs, which shall be payable at such time as the Annual Bonus for such year would have been payable to the Employee under Section 4(b) hereof.
          (d) If the Company terminates the Employee’s employment under this Agreement without Cause or if a termination occurs as a result of the Company delivering a Non-Extension Notice or as a result of an Involuntary Termination, the Employee shall be entitled to receive the benefits specified in Section 10 hereof and the following amounts:

          (1) the sum of the Employee’s Base Salary accrued through the date of termination, plus reimbursement for vacation accrued but not taken during the Vacation Period in which the termination occurs, determined at the rate of the Employee’s Base Salary at the time of the termination, which amount shall be payable in a lump sum within five days after the date of the termination;
          (2) the Prorated Bonus Amount, if any, for the year in which the termination occurs, which shall be payable at such time as the Annual Bonus for such year would have been payable to the Employee under Section 4(b) hereof; plus
          (3) the Severance Amount, which shall be payable in 52 equal bi-weekly installments, without interest and without deduction or withholding, on the regular bi-weekly payroll dates of the Company, with the first such installment to be due and payable on the first such regular payroll date after the date of termination and subsequent installments to be due and payable on such regular payroll dates thereafter; provided, however, that the Company may at any time elect to pay to the Employee, in full satisfaction of its obligations under this subparagraph (3), an amount equal to the discounted present value of the balance of the Severance Amount then remaining unpaid, to be determined based on bi-weekly payments and an annual interest rate equal to LIBOR plus 3%.
          (e) If the Company terminates the Employee’s employment under this Agreement for Cause or if a termination occurs as a result of the voluntary resignation of the Employee (including without limitation delivery of a Non-Extension Notice by the Employee to the Company, but specifically excluding a resignation under circumstances that constitute an Involuntary Termination), the Employee shall be entitled to receive only the sum of the Employee’s Base Salary accrued through the date of termination, plus reimbursement for vacation accrued but not taken during the Vacation Period in which the termination occurs, determined at the rate of the Employee’s Base Salary at the time of the termination, which amount shall be payable in a lump sum within five days after the date of the termination. A termination of the Employee’s employment shall not constitute a termination for Cause unless such a determination is approved (which approval may occur before or after the date of the Employee’s termination of employment) by at least two-thirds of the members of the Board after the Employee has been given written notice by the Company of the specific reason for such termination and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board. The Employee shall be provided with at least ten days’ advance written notice of any hearing that is required pursuant to this Section (e) and members of the Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Board shall attend the hearing in person. If any termination for Cause is ever ultimately determined by the Board or a court, agency, or other tribunal to have not constituted a termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be (i) to pay the Employee those amounts that would otherwise been paid or payable to the Employee under Section 9(d) hereof, (ii) to provide the other benefits that would be provided to the Employee under such Section 9(d) and Section 10 hereof, and (iii) to reimburse the Employee for the reasonable attorney’s fees and costs incurred by the Employee in successfully obtaining this determination from the court, agency, or other tribunal.
     10. Additional Benefits Upon Termination. Upon a termination of the Employee’s employment in accordance with Section 9(d) hereof, the Employee shall be entitled to the following additional benefits:
          (a) To the extent permitted by law and the group insurance plans maintained for the Company’s employees, and conditioned upon the continued satisfaction of all eligibility requirements for such coverage and that the Employee makes a timely election of continuation of coverage under COBRA, the Employee and those of the Employee’s dependents (including the Employee’s spouse) who were covered under the Benefit Plans at the time of termination of the Employee’s employment shall continue to be covered under all such plans throughout the two-year period beginning on the date of such termination (the “Health Insurance Coverage Period”), at a cost to the Employee that is no greater than the cost of such coverage paid by the Employee immediately prior to such termination; provided, however, that coverage under a particular Benefit Plan shall immediately end upon the Employee’s obtaining new employment and coverage under a similar benefit plan maintained by the Employee’s new employer (with the Employee being obligated hereunder to promptly report such new coverage to the Company); and provided, further, that (x) if such continued coverage will have adverse tax consequences to the Employee as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to the Employee a cash gross-up payment to make the Employee whole (on an after-tax basis) for such adverse tax consequences, and (y) if such continued coverage will have adverse consequences to the Company or the Benefit Plans (or any Affiliate or successor) or is otherwise not permissible under law or the terms of the applicable plans, then the Company shall provide identical coverage through individual policies or otherwise pay to the Employee a cash payment sufficient to allow the Employee (on an after-tax basis) to procure such individual policies. Upon making the election of continuation of coverage under COBRA, the Employee’s COBRA coverage period shall run concurrently with the Health Insurance Coverage Period. With respect to Benefit Plans other than health, disability, and life insurance programs, including, without limitation, 401(k), stock purchase or stock option agreements, and non-qualified salary continuation agreements, the Employee’s rights under such benefit programs upon and following the termination of the Employee’s employment shall be governed by the terms of the applicable benefit program and/or agreements.
          (b) If the Employee receives any payment, deemed payment, or other benefit under or pursuant to Section 9 or 10(a) hereof (a “Payment”) that would constitute an “excess parachute payment” under section 280G of the Code in relation to or on account of the Merger (but not in relation to or on account of any subsequent Change in Control transaction or transactions), and would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of the Employee) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then, notwithstanding anything herein to the contrary, the Company shall promptly pay to the Employee an additional payment (a “Gross-up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of the Employee), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and the Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Employee shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect the Employee’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and the Employee). The Company shall notify the Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, the Employee shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, the Employee receives a refund of any amount paid by the Company with respect to such claim, the Employee shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Employee the portion of such claim, if any, which it has not previously paid to the Employee.
          (c) If the Employee would receive any payment, deemed payment, or other benefit as a result of the operation of this Agreement that, together with any other payment, deemed payment or other benefit the Employee may receive under any other plan, program, policy or arrangement, would constitute an “excess parachute payment” under section 280G of the Code in relation to or on account of any Change in Control transaction or transactions subsequent to or other than the Merger, then, notwithstanding anything herein to the contrary, the payments, deemed payments or other benefits the Employee would otherwise receive under this Agreement shall be reduced to the extent necessary to eliminate any such excess parachute payment and the Employee shall have no further rights or claims with respect thereto. If the preceding sentence would result in a reduction of the payments, deemed payments, or other benefits the Employee would otherwise receive if legally permitted to do so, the Company will use its best efforts to seek the approval of the Company’s stockholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits, so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 10(c).
          (d) The Employee shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services).

          (e) If any amount owing by the Company (or an Affiliate) to the Employee under Section 9(c), (d), or (e) hereof is not paid when due, the Company shall pay to the Employee interest on the amount payable from the date that such payment should have been made until such payment is made, at the rate of 12% per annum.
     11. Indemnification. During the Employment Term and for a period of six years following a termination of employment, for any reason, the Company shall (i) indemnify the Employee to the fullest extent permitted under Delaware law and the Bylaws of the Company, and (ii) designate the Employee as an insured party on all directors’ and officers’ liability insurance maintained by the Company.
     12. Notice. Any notice required or permitted to be given under this Agreement must be in writing and is effectively given:
          (1) To the Company, when signed by the Employee and delivered in person to the Chairman of the Board, the CEO, or the Secretary of the Company, or one day after the date sent by national commercial courier for next day delivery, or two days after the date mailed, by certified or registered mail, postage prepaid, in either case to the address set forth below, or at such other address as the Company may designate for this purpose in a notice given to the Employee.
Attn: Chief Executive Officer
Doane Pet Care Company
210 Westwood Place South, Suite 300 (ZIP Code 37027)
P.O. Box 2487 (ZIP Code 37024-2487)
Brentwood, TN 37027
          (2) To the Employee, when signed by an officer of the Company and delivered to the Employee in person, or one day after the date sent by national commercial courier for next day delivery, or two days after the date mailed, by certified or registered mail, postage prepaid, in either case to the address set forth under the Employee’s signature at the end of this Agreement or at such other address as the Employee may designate for this purpose in a notice given to the Company.
     13. Invalidity of Provisions. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is over broad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.
     14. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties and supersedes all prior or contemporaneous representations, promises, understandings, and agreements between the Employee and the Company as it relates to the Employee’s employment with the Company. The parties intend that this Agreement be construed in a manner so that it complies with Section 409A of the Code in order to avoid any excise tax to the Employee thereunder. This Agreement may not be changed except by written and signed agreement of the parties.
     15. Governing Law. In light of the Company’s contacts with the state of Tennessee and its significant interest in insuring that disputes as to the validity and enforceability of this Agreement including, without limitation, Sections 6 and 7 hereof, are resolved on a uniform basis, the Employee and the Company agree that any litigation involving noncompliance with or alleged breach of this Agreement must be filed and conducted in the federal or state courts sitting in Nashville, Davidson County, Tennessee, and the Employee and the Company consent to the personal jurisdiction of such courts for purposes of any such litigation. This Agreement shall be governed by the internal laws of the State of Tennessee without regard to Tennessee conflict of law principles.
     16. Company’s and Employee’s Right to Recover Costs. The Company and the Employee undertake and agree that, if either party breaches or threatens to breach any provision of this Agreement, the breaching party shall be liable for reasonable attorneys’ fees and costs incurred by the other party if such other party prevails in enforcing its rights under this Agreement.
     17. Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.
     18. Tolling. In view of the parties’ recognition and agreement that the Company is entitled after the expiration or termination of the Employment Term to certain limited protection from competition by the Employee, the Employee and the Company agree that the running of the period set forth in Section 6 hereof shall be tolled during any period of time in which the Employee violates that section.
     19. Successors and Assigns. The Company may assign this Agreement to any Person that hereafter becomes an Affiliate of the Company or to any Person to which the Company sells all or substantially all of its assets and, in such event, the Company shall, automatically upon the assignee’s assumption of the Company’s obligations hereunder, be released from any such obligations. This Agreement shall inure to the benefit of the Company and its successors and assigns.
     20. Nonwaiver of Rights. The Company’s or the Employee’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company or the Employee thereafter to enforce each and every provision in accordance with the terms of this Agreement.
     21. Definitions. The following terms used in this Agreement shall have the following definitions:

          (a) “Affiliate” of the Company means any corporation or other legal entity that is “affiliated” with the Company for purposes of Section 414(b) or (c) of the Code, except that, for purposes of applying subsections (b) and (c) of Section 414 of the Code to this Agreement, the phrase “more than 50%” shall be substituted for the phrase “at least 80%” each place that it appears in Section 1563(a)(1) of the Code. An Affiliate of the Company includes any corporation or other legal entity (1) in which the Company owns more than 50% of the total voting power or total value of all classes of its stock (or, if not a corporation, more than 50% of its profits interests or capital interests), or (2) as to which the Company has the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through ownership of voting securities, by contract, or otherwise.
          (b) “Agreement” is defined in the preamble to this Agreement.
          (c) “Annual Bonus” is defined in Section 4(b) hereof.
          (d) “Base Salary” is defined in Section 4(a) hereof.
          (e) “Benefit Plans” means any and all employee welfare and fringe benefit plans and programs for which executives of the Company are generally eligible, including such things as 401(k), bonus, stock option, life insurance, health insurance, hospitalization and major medical insurance, dental insurance, accidental death and dismemberment insurance, long-term disability insurance, and other employee benefit plans of the Company in effect from time to time.
          (f) “Board” means the Board of Directors of the Company, as constituted from time to time.
          (g) “Bonus Program” means the Company’s Annual Bonus Program, as the same is described on Exhibit A attached hereto and as the same may be amended, replaced, or superseded from time to time.
          (h) “Cause” means a determination by the Board, made in accordance with Section 9(e) hereof, that: (1) the Employee has been charged with the commission of a felony or indicted for or convicted of a felony; (2) the commission of any act by the Employee constituting financial dishonesty against the Company (including without limitation fraud or embezzlement); (3) commission of any other act of dishonesty by the Employee in relation to the Company or the commission of any other act by the Employee involving moral turpitude or any other acts of gross misconduct which could cause material injury to, or otherwise negatively impact, the Company’s business, prospects, customer relations, or reputation; (4) negligence or dereliction in the performance of the Employee’s duties to the Company or the refusal or failure by the Employee to follow the lawful directives of the Board or the CEO (other than on account of death or Disability) after the Employee has been advised by the Board or the CEO in writing of any such negligence, dereliction, refusal, or failure (whether of the same or similar nature) and has been given an opportunity to correct the Employee’s performance; or (5) the material breach by the Employee of any material provisions of this Agreement or the Company’s Code of Business Conduct.

          (i) “CEO” means the Chief Executive Officer of the Company.
          (j) A “Change in Control” means (1) any merger, consolidation, or reorganization involving the Company or Parent in which, immediately after giving effect to such merger, consolidation, or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Company or Parent, as applicable, immediately prior to such merger, consolidation, or reorganization, (2) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company or Parent to any other Person or entity (other than to one or more wholly-owned subsidiaries of the Company or Parent) in one transaction or a series of related transactions (provided that, in no event shall a sale assets of the Company or Parent having a total gross fair market value of less than 40% of the total gross fair market value of all of the assets of the Company or Parent be considered to be a sale of substantially all of such assets), (3) the dissolution or liquidation of the Company or Parent, (4) when any Person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s or Parent’s voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were directors of the Company or Parent before such election shall cease to constitute a majority of the board of such entity.
          (k) A “Change in Terms of Service” means the occurrence of any one or more of the following (whether at the same time or at different times):
          (1) A significant reduction in the nature or scope of the Employee’s authorities or duties;
          (2) A reduction in the Employee’s Base Salary or target opportunity under the Bonus Program or any other material breach by the Company of the terms of this Agreement relating to compensation matters, a diminution of the Employee’s eligibility to participate in any bonus, incentive award, or other compensation plans, or any other reduction in any other applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof;
          (3) A diminution in the Employee’s Employee Benefits;
          (4) A change in the location of the Employee’s principal place of employment by the Company by more than 50 miles; or
          (5) Failure of the Company or Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or Parent an agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform such agreement if no such succession had taken place.
For purposes of determining whether an event constitutes a “Change in Terms of Service,” the Employee’s authorities, duties, Base Salary, Target Bonus, incentive compensation opportunity, participation in compensation plans, Employee Benefits, and principal place of employment, as they existed immediately prior to any change thereof (including any increases or additions to such items subsequent to the date of this Agreement) shall be compared to those existing immediately after any such change.
          (l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
          (m) “Code” means the Internal Revenue Code of 1986, as amended.
          (n) “Company” is defined in the preamble to this Agreement.
          (o) “Confidential Information” is defined in Section 7(a) hereof.
          (p) “Disability” refers to any circumstances in which the Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident, health, or other disability insurance plan covering employees of the Company.
          (q) “DPC Entities” means, collectively, the Company, the Parent, and their respective Affiliates.
          (r) “Employee” is defined in the preamble to this Agreement.
          (s) “Employee Benefits” is defined in Section 5(b) hereof.
          (t) “Employment Term” is defined in Section 2(b) hereof.
          (u) “Excise Tax” is defined in Section 10(b) hereof.
          (v) “Gross-up Payment” is defined in Section 10(b) hereof.
          (w) “Health Insurance Coverage Period” is defined in Section 10(a) hereof.
          (x) “Inventions” is defined in Section 7(b) hereof.
          (y) An “Involuntary Termination” means any termination of the Employee’s employment with the Company which results from a resignation by the Employee on or before the date which is 30 days after the date upon which the Employee receives notice of a Change in Terms of Service. Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement.

The delivery of written notice of resignation by the Employee to the Company within such 30-day period shall be deemed to satisfy the timing requirements of this Section 21(y) even if the actual date of the termination of the Employee’s employment occurs after the expiration of such period.
          (z) “LIBOR” means the rate for three-month deposits in U.S. dollars that appears on the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for U.S. dollars as of 11:00 a.m., London time, on a particular date.
          (aa) “Merger” is defined in Recital C above.
          (bb) “Non-Compete Period” is defined in Section 6 hereof.
          (cc) “Non-Extension Notice” is defined in Section 2(a) hereof.
          (dd) “Original Employment Agreement” is defined in Recital A above.
          (ee) “OTTP” is defined in Recital C above.
          (ff) “Parent” is defined in the preamble to this Agreement.
          (gg) “Payment” is defined in Section 10(b) hereof.
          (hh) “Person” includes any individual, trust, estate, business trust, partnership, corporation, unincorporated association, governmental entity, limited liability company, and any other juridical person.
          (ii) “Prorated Bonus Amount” means the actual amount of the Annual Bonus, if any, that the Employee would have been entitled to receive for a particular fiscal year of the Company, as if the Employee had been employed by the Company for such full fiscal year, multiplied by a fraction, the numerator of which is the number of days in the period for which the Prorated Bonus Amount is to be determined, and the denominator of which is 365.
          (jj) “Retirement” shall mean the Employee’s resignation on or after the date on which the Employee reaches age sixty-five.
          (kk) “Severance Amount” means two times the sum of the Employee’s Base Salary at the time of a termination of the Employment hereunder, plus the Employee’s Target Bonus for the year in which such termination occurs.
          (ll) The “Target Bonus” means the Annual Bonus to which the Employee would be entitled for the Company’s fiscal year in which a termination of the Employee’s employment with the Company occurs, determined as if actual performance for such fiscal year equaled 100% of each corporate and individual goal established for such year under the Bonus Program.

          (mm) “Vacation Period” is defined in Section 5(c) hereof.
          (nn) “Writings” is defined in Section 7(b) hereof.
PLEASE NOTE: BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS HEREBY CERTIFYING THAT THE EMPLOYEE (A) RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS AGREEMENT TO ASK ANY QUESTIONS THE EMPLOYEE HAD ABOUT THIS AGREEMENT AND RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; (D) UNDERSTANDS THE EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT; AND (E) EXECUTED AND DELIVERED THIS AGREEMENT AT THE OFFICES OF THE COMPANY IN BRENTWOOD, TENNESSEE.
     Executed And Effective as of the date first written above.

The Company:

Witness:	DOANE PET CARE COMPANY

By:

Printed Name:	Douglas J. Cahill

President & CEO

Date: October 24, 2005	Date: October 24, 2005

Parent:

Witness:	DOANE PET CARE ENTERPRISES, INC.

By:

Printed Name:	Douglas J. Cahill

President & CEO

Date: October 24, 2005	Date: October 24, 2005

The Employee:

Witness:

Printed Name:	Joseph J. Meyers

Date: October 24, 2005	Date: October 24, 2005

EXHIBIT A
to Employment Agreement with
JOSEPH J. MEYERS
DOANE PET CARE COMPANY
ANNUAL BONUS PROGRAM
     1. For each fiscal year of the Company during the Employment Term, the Board, after taking into consideration the recommendations of the President of the Company, will establish an EBITDA Target (“Target”) for the Company, based on the operating budget established for the Company for each such year. The Target for fiscal year 2005 is set at $102,200,000. For all purposes under this program, the term “EBITDA” shall mean GAAP cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges (specifically including SFAS 133 gains and losses and litigation settlements, as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings).
     2. For purposes of computing the Executive’s annual bonus, the Base Bonus (“Base Bonus”) will be equal to 50% of his base salary in effect at the end of the fiscal year. The Executive’s annual bonus will be computed by multiplying the Base Bonus times the Percentage of Bonus Earned determined in paragraphs (a) – (c) below.
(a)	Where the actual performance is greater than 99% and less than 101% of the Target for such fiscal year, the Percentage of Bonus Earned will be 100%.

(b)	When the actual performance equals or exceeds 101% of the Target for such fiscal year, the Percentage of Bonus Earned will be 100%, plus 5% for each full 1% increase in EBITDA over the Target.

(c)	When the actual performance is 99% of the Target or less, the Percentage of Bonus Earned shall be 100%, less 5% for each full 1% that the actual results are less than the Target.

For illustration purposes, assume the Executive’s Base Salary is $275,000 and his Target Bonus is 75% of Base Salary, or $206,250:
Bonus Calculation Where Performance is between 99% and 101% of Target

Target		Percentage of		Annual
Bonus		Target Bonus Earned		Bonus

$206,250	X	100%	=	$206,250
Bonus Calculation Where the Actual Performance Equals or Exceeds 101% of the Target: (Assumed Results: 105% of Target)

Target		Percentage of		Annual
Bonus		Target Bonus Earned		Bonus

$206,250	X	125%	=	$257,812.50
Bonus Calculation Where the Actual Performance is Equal to 99% of the Target or Less: (Assumed Results: 97% of Target)

Target		Percentage of		Annual
Bonus		Target Bonus Earned		Bonus

$206,250	X	85%	=	$175,312.50
     3. In the event that, after the setting of the Targets for a fiscal year, the Company or any of its subsidiaries acquires additional assets, entities or subsidiaries that produce the same or similar products, which acquisition, either singly or together with one or more other acquisitions, the board determines in good faith may significantly affect the Target for the fiscal year, the board may, in good faith, either (a) adjust such Target to reflect the projected effect of such acquisition or acquisitions on the Target or (b) exclude the effects of such acquisition or acquisitions on the Target for purposes of determining Executive’s annual bonus by calculating the Target for such fiscal year or a pro forma basis as though such acquisition or acquisitions had not been consummated. Similarly, in the event that, after setting the Target, the Company is acquired by another Person (whether by purchase, merger, consolidation or sale of all or substantially all of the Company’s consolidated assets) and the board determines in good faith that such acquisition may significantly affect the Target for the fiscal year, the board may, in good faith, either (x) adjust such Target to reflect the projected effect of such acquisition of the Target or (y) exclude the effects of such acquisition on the Target for purposes of determining Executive’s annual bonus by calculating the Target for such fiscal year on a pro forma basis as though such acquisition had not been consummated.

     4. The annual bonus payable for any fiscal year will be paid within 30 days after the delivery of the Company’s audited financial statements for such fiscal year. In the event of any dispute between the Company and Executive as to the amount of the bonus for any fiscal year, such dispute will be reserved by the Company’s auditors or either of PriceWaterhouseCoopers or Ernst & Young, or their successors, as selected by the board, by having such accounting firm calculate the amount of the bonus for such fiscal year utilizing the Company’s audited financial statements for such fiscal year. The decision of such accounting firm will be final and binding on the Company and Executive.
     5. Except as otherwise provided herein, capitalized terms used herein which are not defined herein have the meanings given to such terms under the Employment Agreement to which this Annual Bonus Program is attached.

EXHIBIT B
to Employment Agreement
PERQUISITES
Each executive officer shall receive:
1.	a car allowance of $1,770/month (or the equivalent in British pounds for Ken Koch); and

2.	a Company issued cell phone, blackberry and laptop computer.
In addition, Ken Koch shall receive:
1.	a housing allowance of £32,200 per year; and

2.	Company paid travel to the U.S. and back one time each month.